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                                                                    EXHIBIT 11.1

                    BRAUN CONSULTING, INC. AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                    (In thousands except per share amounts)

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                                                                 Year Ended December 31,
                                              1999                       1998                         1997
                                    =========================   =========================   =========================
                                       Basic        Diluted         Basic       Diluted         Basic       Diluted
                                    -------------------------   -------------------------   -------------------------
Pro forma net income                $     2,020   $     2,020   $       323   $       323   $     1,014   $     1,014
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
Shares used in computing net
  earnings per share.............    13,979,808    13,979,808    11,572,451    11,572,451    10,843,584    10,843,584
Weighted average common shares...             -     1,361,001             -       998,082             -     1,234,191
Effect of shares issuable under
  stock options based on the
  treasury stock method..........    13,979,808    15,340,809    11,572,451    12,570,533    10,843,584    12,077,775
                                    -------------------------   -------------------------   -------------------------
Pro forma earning per share......   $      0.14   $      0.13   $      0.03   $      0.03   $      0.10   $      0.09
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